EXHIBIT 99.1

NEWS RELEASE

Chris Kendall Appointed to Range Resources Board of Directors

FORT WORTH, Texas, February 27, 2025 – RANGE RESOURCES CORPORATION (NYSE: RRC) today announced the appointment of Christian S. (Chris) Kendall to its Board of Directors. Mr. Kendall’s appointment is effective February 27 and he will serve on Range’s Governance and Nominating and ESG and Safety Committees.

Mr. Kendall has more than 30 years of experience in the oil and gas industry, most recently as director, President, and Chief Executive Officer of Denbury Inc. prior to its acquisition by Exxon Mobil Corporation in November 2023.

Range Chairman, Greg Maxwell, stated, “Chris brings a wealth of technical expertise and a proven record of success as an executive in the energy sector. We are confident Chris’s extensive background in the industry will benefit the Company as we continue strategically developing our extensive Marcellus Shale position and translating that into shareholder value.”

Prior to joining Denbury, Mr. Kendall was with Noble Energy, serving as the Senior Vice President, Global Operations Services. During his 14-year tenure at Noble Energy, Mr. Kendall held several international and domestic leadership roles. Mr. Kendall began his energy career at Mobil Corporation in 1989.

Mr. Kendall earned Bachelor of Science in Engineering, Civil Specialty from the Colorado School of Mines and graduated from Harvard Business School’s Advanced Management Program.

Mr. Kendall currently serves as a director of NOV Inc. and California Resources Corporation, including its subsidiary, Carbon TerraVault.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

Range Investor Contact:

Laith Sando, SVP – Corporate Strategy & Investor Relations
817-869-4267
lsando@rangeresources.com

Range Media Contact:

Mark Windle, Director of Corporate Communications
724-873-3223
mwindle@rangeresources.com